Exhibit 10.34

CLIENT SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this 9th day of March, 2021, between LEGEND CONSULTING, LLC, a Nevada Limited Liability Company, with an address at _________________________________, (hereinafter referred to as “LEGEND”); and ADAMAS ONE CORP., a Nevada corporation, validly incorporated pursuant to the provisions of the Nevada Revised Statutes, located at 411 University Ridge, Suite 110, Greenville, SC 29601 (hereinafter referred to as the “Corporation”).

WITNESSETH:

A.            Whereas, LEGEND is an full-service relations corporation specializing in assisting companies though the process of raising capital, investor relations, up-listing publicly traded companies to certain other exchanges; and

B.            Whereas, the Corporation is going to be a publicly-traded company seeking to up-list on the NASDAQ Global Markets stock exchange, increase investor awareness, and assist in the process of raising capital for the Corporation; and

C.            Whereas, the Corporation desires to utilize the services of LEGEND as fully set forth herein and pursuant to the “Strategic Planning and Discussion Memorandum” as attached hereto as Exhibit “A”; and

E.            Whereas, LEGEND is willing to accept the Corporation as a client.

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:

1.             ENGAGEMENT. The Corporation hereby engages LEGEND to provide the Corporation with such services as are fully set forth in Exhibit “A” hereof, subject to the further provisions of this Agreement. LEGEND hereby accepts the Corporation as a client and agrees to provide the services as fully set forth on Exhibit “A” hereof, subject to the further provisions of this Agreement.

2.             SERVICES PROGRAM AND LEGEND’S RIGHTS AND OBLIGATIONS. Corporation desires to utilize the services of LEGEND as fully set forth herein and pursuant to the “Strategic Planning and Discussion Memorandum” as attached hereto as Exhibit “A”, including but not limited to:

(A)          LEGEND will review and analyze various aspects of the Corporation’s goals and make recommendations on feasibility and achievement of desired goals.

(B)           LEGEND will assist the Corporation with strategic planning relating to financing, business plan, and marketing aspects relating to the Corporation’s business specifically for NASDAQ.

(C)           LEGEND will assist the Corporation in identifying and retaining corporate counsel familiar with United States securities law.

(D)           LEGEND will be appointed to manage all activities relating to Investor Relations and Public Relations.

3.             TIME OF PERFORMANCE. Services to be performed under this Agreement shall commence upon execution of this Agreement and shall continue for a period of one (1) years (the “Term”). Should the Corporation or the Post Transaction Co. terminate this Agreement prior to the expiration of the Term all fees or any other such advanced expenses shall become immediately due and owing to LEGEND, including any and all fees related to those services to be provided as set forth on Exhibit “A” hereto.

4.             FEES FOR SERVICES; IRREVOCABLE ISSUANCE OF SHARES; EARLY TERMINATION.

(A)          Fees for Services. The Corporation shall pay LEGEND the following: 1) the Corporation will also issue to LEGEND 60,000 equity in common shares of stock of the Corporation (“Equity Fee Shares”). The Corporation shall be solely responsible for all costs or expenses incurred in the performance of LEGENDS’s obligations hereunder as outlined in Exhibit “A”.

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(B)           Irrevocable Issuance of Equity Fee Shares. The parties hereto acknowledge that pursuant to the terms of the Client Services Agreement, the Corporation has issued and has agreed to possibly issue in the future, to LEGEND, certain shares of the Corporation’s Common Stock. In the event, for any reason, the Corporation fails to deliver, or to cause the Transfer Agent to deliver, to LEGEND any portion of the shares of Common Stock issuable to LEGEND at such times when such shares are to be issued and delivered to LEGEND in accordance with the Client Services Agreement, then the parties hereto acknowledge and agree that the LEGEND shall irrevocably be entitled to deliver to the Transfer Agent, on behalf of itself and the Corporation, a notice requesting the issuance of the shares of Common Stock then issuable in accordance with the terms of the Client Services Agreement (the “Issuance Notice”). Upon the Transfer Agent’s receipt of an Issuance Notice from the LEGEND, the Transfer Agent, provided they are the acting transfer agent for the Corporation at the time, shall, without any further confirmation, approval, instructions or other action from the Corporation, and within three (3) business days from Transfer Agent’s receipt of the Issuance Notice, issue and surrender to a nationally recognized overnight courier for delivery to LEGEND at the address specified in the Issuance Notice, a certificate of the Common Stock of the Corporation, as applicable and as set forth in the Issuance Notice, registered in the name of the LEGEND, for the number of shares to which the LEGEND shall be then entitled under the Client Services Agreement, as set forth in the Issuance Notice.

(C)           Early Termination. Should the Corporation and/or the Post Transaction Co. terminate this Agreement prior the expiration of the Term, LEGEND shall receive the following: 1) ALL shares due and payable to LEGEND pursuant to this Agreement.

5.             REPRESENTATIONS AND WARRANTIES OF THE CORPORATION. The Corporation represents and warrants to LEGEND, each such representation and warranty being deemed to be material that:

(A)          The Corporation will cooperate fully and timely with LEGEND to enable LEGEND to perform its obligations under this Agreement.

(B)           The execution and performance of this Agreement by the Corporation has been duly authorized by the Board of Directors of the Corporation in accordance with applicable law, and, to the extent required, by the requisite number of shareholders of the Corporation.

(C)           The performance by the Corporation of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of the Corporation or any contractual obligation by which the Corporation may be bound.

(D)           The Corporation will promptly deliver to LEGEND a complete due diligence package to include all relevant materials, including but not limited to corporate reports, brochures, etc.

(E)           The Corporation will promptly deliver to LEGEND a list of names and addresses of all shareholders of the Corporation of which it is aware.

(F)           Because LEGEND will rely on such information to be supplied it by the Corporation, all such information shall be true, accurate, complete and not misleading, in all respects.

(G)           The Corporation will act diligently and promptly in reviewing materials submitted to it by LEGEND to enhance timely distribution of the materials and will inform LEGEND of any inaccuracies contained therein prior to the projected publication date.

6.             DISCLAIMER BY LEGEND. LEGEND WILL BE THE PREPARER OF CERTAIN PROMOTIONAL MATERIALS. LEGEND MAKES NO REPRESENTATION THAT (A) ITS SERVICE WILL RESULT IN ANY ENHANCEMENT TO THE CORPORATION, (B) ANY PERSON WILL PURCHASE SECURITIES IN THE CORPORATION, OR (C) ANY INVESTOR WILL LEND MONEY TO OR INVEST IN OR WITH THE CORPORATION.

7.             EARLY TERMINATION. If the Corporation fails to cooperate with LEGEND, or fails to make timely payment of the compensation set forth in Section 4 and 5 of this Agreement, LEGEND shall have the right to terminate any further performance under this Agreement. In such event all compensation shall become immediately due and payable and/or deliverable, and LEGEND shall be entitled to receive and retain the same as liquidated damages, and not as a penalty, in lieu of all other remedies, the parties acknowledging and agreeing that it would be too difficult currently to determine the exact extent of LEGENDS’s damage, but that the receipt and retention of such compensation is reasonable present estimate of such damage.

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8.             LIMITATION OF LEGEND LIABILITY. If LEGEND fails to perform its services hereunder, its entire liability to the Corporation shall not exceed the amount compensation LEGEND has received from the Corporation under Section 4 of this Agreement. IN NO EVENT WILL LEGEND BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES NOR FOR ANY CLAIM AGAINST THE CORPORATION BY ANY PERSON OR ENTITY ARISING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT, UNLESS SUCH DAMAGES RESULT DIRECTLY OR INDIRECTLY FROM MISSTATEMENTS, MISREPRESENTATIONS, OMISSIONS BY LEGEND OR FROM THE USE OR PUBLICATION, BY LEGEND, OF INFORMATION NOT AUTHORIZED IN WRITING BY THE CORPORATION, FOR USE OR PUBLICATION.

9.             CONFIDENTIALITY. Until such time as the same may become publicly known, LEGEND agrees that any information of a confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement, and upon completion of its services and upon written request of the Corporation all materials and original documentation provided by the Corporation will be returned to it. LEGEND will, however, require Confidentiality Agreements from its own employees and from contractors LEGEND reasonably believes will come in contact with confidential material.

10.          NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third (3rd) business day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

If to the Corporation, addressed to it at:	If to LEGEND, addressed to it at:
Adamas One Corp.	Legend Consulting, LLC
Attn: Jay Grdina, CEO	Attn: David T. Murtha
411 University Ridge, Suite 110	__________________________
Greenville, SC 2960 I	__________________________

11.          SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement or any provision of the other Agreements shall not in any way be affected or impaired thereby.

12.          ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

13.          MISCELLANEOUS.

(A)          Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be performed entirely within such State and without regard to its choice of law principles. All parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Nevada or any Nevada state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that Venue for any such dispute arises out of this Agreement or any of the transactions contemplated by this Agreement shall be any federal court located in the State of Nevada or any Nevada state court, (iii) agrees that they will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Nevada or a Nevada state court.

(B)           Currency. In all instances, references to dollars shall be deemed to be United States Dollars.

(C)           Counterparts and/or Facsimile Signature This Agreement may be executed in any number of counterparts, including counterparts transmitted by telecopier or FAX, any one of which shall constitute an original of this Agreement. When counterparts of facsimile copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party.

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Executed as of the date and year first above written.

LEGEND CONSULTING, INC.

Dated: March 11, 2021	/s/ David T. Murtha
By: LEGEND CONSULTING, LLC.
Its: President
Name: David T. Murtha

ADAMAS ONE CORP.

Dated: March 9, 2021	/s/ Jay Grdina
By: Jay Grdina
Its: CEO

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Exhibit A

Strategic Planning and Discussion Memorandum

1.	Scope of Up-Listing Services. LEGEND will assist the Corporation regarding the listing requirements, specifically for NASDAQ Capital Markets, in addition to the following:

●	Each company must have a minimum of 1,250,000 publicly traded shares upon listing, excluding those held by officers, directors or any beneficial owners of more than 10% of the company;

●	The regular bid price at the time of listing must be $4.00, and there must be at least three market makers for the stock;

●	Assisting the Corporation in achieving NASDAQ corporate governance rules 4350, 4351 and 4360;

●	The Corporation must also have at least 450 round lot (100 shares) shareholders, 2,200 total shareholders, or 550 total shareholders with 1.1 million average trading volume over the past 12 months;

●	In order to meet the minimum share price requirements for Nasdaq, many companies will conduct a reverse split. After a company meets all of the requirements for an up-listing, including financial requirements, a corporate governance requirements and share price.

2.	Scope of Capital Raising Services. Consultant will provide management consulting, business development and financial services. Consultant may arrange introductions with various institutional and private capital sources, investment bankers, brokers, foreign and domestic corporations, product placement and distribution agents, high net worth individuals and other sources of capital for the purpose of exploring access to capital received in any Capital Transaction by the Company, including but not limited to:

●	Analyze the Company’s financial and capital needs in detail including all significant underlying assumptions, including existing projections, budgets, estimated and actual monthly and quarterly financial performance;

●	Assist with further identification of actionable opportunities, finance related or otherwise, intended to improve the Company’s overall performance;

●	Assist the Company in evaluating optimal capital structures including, but not limited to, participating in negotiations with all current and potential participants in the Company’s capital structure;

●	Consultant shall not make any representation that any high net-worth individual introduced to Company is an Accredited Investor, and Company shall be solely responsible for ensuring any party introduced by Consultant that Company desires to sell equity interests to is an Accredited Investor;

●	Consultant agrees that it shall provide only such information as is furnished by or otherwise approved by the Company to any parties that it intends to introduce to the Company; and

●	Consultant represents that it is not engaged in the business of being a “Finder” nor acting as a broker-dealer, underwriter or placement agent related to the sales of securities of Company.

3.	Scope of Investor Relations Services. Advise and assist Company in developing and implementing appropriate plans and materials for presenting the Company and its business plans, strategy and personnel to the financial community, including but not limited to:

●	Introduce said Company to the financial community;

●	With the cooperation of the Company, maintain an awareness during the term of the agreement of the Company’s plans and strategy as it relates to the financial community;

●	Assist in monthly geographically organized introductions to broker dealers, micro-cap findings and high net worth individuals to compliment the below services;

●	Introductions to call centers, bloggers, media and newsletter writers;

●	Upon receipt of the Company’s approval and in consultation with the COmpany, conduct meetings in person or by telephone, with prospective brokers or the investment public in combination with above marketing programs; and

●	Assist company in necessary steps for financial and public relations.

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